EXHIBIT 99.1

Contact:
Michael Peckham
Chief Financial Officer
NetManage, Inc.
408.973.7171
invest.rel@netmanage.com

NetManage Appoints Deloitte & Touche LLP
Its New Independent Accounting Firm

CUPERTINO, Calif., June 14, 2002 – NetManage, Inc. (Nasdaq: NETM), experts in host access and host integration solutions, today announced that its Board of Directors has approved the engagement of Deloitte & Touche LLP as its new public accounting firm.

The decision to appoint Deloitte & Touche LLP was made after an extensive evaluation process by the Board of Directors, its Audit Committee and management of the company.

Deloitte & Touche LLP replaces Arthur Andersen LLP. The decision to change auditors was not the result of any disagreement between the company and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Additional information about NetManage, Inc. is available at the company’s web site, www.NetManage.com.

About NetManage

Founded in 1990, NetManage, Inc. (Nasdaq:NETM — News), experts in host access and integration solutions, provides software and consulting services to extend and maximize a company’s investment in existing legacy systems and applications. NetManage offers a full range of host access and host integration software and services for mid-size and Global 2000 enterprises. NetManage has more than 30,000 customers including 480 of the Fortune 500. NetManage sells and services its products worldwide through its direct sales force, international subsidiaries, and authorized channel partners. NetManage is headquartered in Cupertino and has offices worldwide. For more information, visit www.netmanage.com.

NetManage, ONweb, RUMBA and the Chameleon logos are registered trademarks, registered service marks, trademarks and service marks of NetManage, Inc., its subsidiaries and its affiliates in the United States and/or other countries. Certain other marks are the property of their respective owners.